GRAINGER REPORTS RESULTS FOR THE 2017 SECOND QUARTER
Reiterates 2017 Sales and EPS Guidance

Quarterly Summary

•	Sales of $2.6 billion, up 2 percent

•	Reported EPS of $1.67, down 40 percent, reflecting $1.07 per share of charges primarily from streamlining unprofitable businesses

•	Adjusted EPS of $2.74, down 5 percent, in line with company expectations

CHICAGO, July 19, 2017 - Grainger (NYSE: GWW) today reported results for the 2017 second quarter ended June 30, 2017. Sales of $2.6 billion increased 2 percent versus $2.6 billion in the second quarter of 2016. There were 64 selling days in the 2017 second quarter, the same as the 2016 second quarter. Net earnings for the quarter of $98 million were down 43 percent versus $173 million in 2016. Earnings per share of $1.67 declined 40 percent versus $2.79 in 2016.

“The second quarter was in line with our expectations, as we saw continued volume growth from our strategic pricing initiatives in the United States. We remain on schedule to roll out web prices on our entire assortment on Aug. 1,” said Chief Executive Officer DG Macpherson. “Outside the United States, we took aggressive action to streamline our portfolio and focus on profitable businesses, as we announced the wind-down of the business in Colombia and previously announced the closing of 59 branches in Canada this year. Based on our confidence from what we are seeing, we are reiterating our guidance for the year,” Macpherson concluded.

The company reiterated its 2017 sales and earnings per share guidance of sales growth of 1 to 4 percent and adjusted earnings per share of $10.00 to $11.30. The company’s previous 2017 guidance was communicated on April 18, 2017.

Ron Jadin, Senior Vice President and Chief Financial Officer announced today that he will be retiring at year-end. Jadin joined Grainger in 1998 and has served in various financial roles including as CFO since 2008. The company and the Board of Directors thank Jadin for his many contributions during his tenure. An external search has been launched to identify his successor.

The second quarter contained the following restructuring items:

	Three Months Ended June 30,
	2017	2016	%
Diluted earnings per share reported	$ 1.67	$ 2.79	(40)%
Pretax adjustments:
Branch gains (United States)	(0.23)	(0.25)
Restructuring (United States)	0.23	0.10
Restructuring (Canada)	0.35	0.13
Inventory reserve adjustment (Canada)		0.16
Restructuring (Other Businesses)	0.71
Restructuring (Unallocated expense)		0.15
Total pre-tax adjustments	1.06	0.29
Tax effect (1)	0.01	(0.08)
Discrete tax item		(0.11)
Total, net of tax	1.07	0.10
Diluted earnings per share adjusted	$ 2.74	$ 2.89	(5)%

(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company’s ability to realize the associated tax benefits.

In the U.S. segment, gains from the sale of assets were essentially offset by restructuring costs. The Canadian business announced plans to close 59 branches in 2017 as part of restructuring to return to profitable growth. The company also announced the wind-down of its business in Colombia. In total, the restructuring items represented $1.07 per share in charges. Excluding restructuring, net earnings decreased 10 percent and earnings per share decreased 5 percent.

Company
Sales increased 2 percent in the 2017 second quarter versus the prior year, driven by an increase of 7 percentage points from volume, partially offset by declines of 3 percentage points in price, 1 percentage point from foreign exchange and 1 percentage point from the timing of the Easter holiday.

Company operating earnings of $232 million for the 2017 second quarter declined 24 percent versus $306 million in the 2016 quarter. The decline was driven primarily by charges from the company’s restructuring costs. Excluding restructuring in both years, operating earnings were down 9 percent.

The company has two reportable business segments, the United States and Canada, which represented approximately 80 percent of company sales for the quarter. The remaining businesses, which include the single channel online businesses, are included in Other Businesses and are not reportable segments.

United States
Sales for the U.S. segment were up 1 percent versus the 2016 second quarter. The increase was driven by a 5 percentage point increase from volume and 1 percentage point from intercompany sales, partially offset by a 4 percentage point decline in price and a 1 percentage point decline from the timing of the Easter holiday. Sales to customers in the Retail and Natural Resources end markets led the sales performance in the quarter.

Operating earnings for the U.S. segment declined 11 percent in the quarter driven by lower gross profit and higher operating expenses. Gross profit margins for the quarter declined 1.3 percentage points driven by the strategic price initiatives. In the 2017 second quarter, operating expenses were up 4 percent, which included a $13 million benefit from the gain on sale of branches and $14 million of restructuring charges.

Canada
Second quarter 2017 sales for the Canada segment decreased 3 percent in U.S. dollars and increased 2 percent in local currency. The 2 percent increase consisted of 2 percentage points from volume and a 2 percentage point benefit from the favorable comparison related to the Alberta wildfires in 2016, partially offset by 1 percentage point from lower price and a 1 percentage point decline from the timing of the Easter holiday.

The business in Canada posted a $28 million operating loss in the 2017 second quarter versus a $28 million operating loss in the prior year. Current year performance was primarily driven by improved gross margin offset by lower sales and restructuring charges. The gross profit margin in Canada increased 4.1 percentage points versus the prior year largely due to a favorable comparison related to an inventory reserve adjustment in the prior year. Operating expenses increased 8 percent. The 2017 second quarter contained $20 million of restructuring charges related to facility and headcount reductions.

Other Businesses
Sales for the Other Businesses increased 11 percent versus the prior year, consisting of 14 percentage points of growth from volume and price, partially offset by a 3 percentage point decline from foreign exchange, primarily attributable to weakness in the British pound. The performance was driven by 23 percent sales growth for the single channel online businesses.

The Other Businesses posted an operating loss of $14 million in the 2017 second quarter versus $30 million of operating earnings in the prior year. This performance included the charges from the wind-down of the business in Colombia and was partially offset by strong results from Zoro in the United States and MonotaRO in Japan. Excluding restructuring, operating earnings for the Other Businesses were $27 million.

Other
Other income and expense was a net expense of $25 million in the 2017 second quarter versus a net expense of $23 million in the 2016 second quarter. This increase was primarily due to interest expense from the additional debt the company issued in May 2017 and expected losses from the company’s investments in clean energy. For the quarter, the effective tax rate in 2017 was 48.4 percent versus 36.6 percent in 2016.  The increase is primarily due to the wind-down of the business in Colombia. The company is currently projecting an effective tax rate of 35.0 to 36.0 percent for the year 2017.

Cash Flow
Operating cash flow was $191 million in the 2017 second quarter versus $182 million in the 2016 second quarter. The company used the cash generated during the quarter and proceeds from the debt offering to invest in the business, pay down short-term debt and return cash to shareholders through share repurchase and dividends. Capital expenditures were $52 million in the 2017 second quarter versus $54 million in the second quarter of 2016. In the 2017 second quarter, Grainger returned $234 million to shareholders through $80 million in dividends and $154 million to buy back 780,000 shares of stock.

Year-to-Date
For the six months ended June 30, 2017, sales of $5.2 billion increased 2 percent versus $5.1 billion in the six months ended June 30, 2016. There were 128 selling days in the first six months of both years. Net earnings decreased 24 percent to $273 million versus $359 million in the first half of 2016. Earnings per share for the six months decreased 20 percent to $4.61 versus $5.77 in the first half of 2016.

The first six months contained the following restructuring items:

	Six Months Ended June 30,
	2017	2016	%
Diluted earnings per share reported	$ 4.61	$ 5.77	(20)%
Pretax adjustments:
Branch gains (United States)	(0.39)	(0.25)
Restructuring (United States)	0.28	0.36
Restructuring (Canada)	0.37	0.18
Inventory reserve adjustment (Canada)		0.16
Restructuring (Other Businesses)	0.70
Restructuring (Unallocated expense)		0.15
Total pre-tax adjustments	0.96	0.60
Tax effect (1)	0.05	(0.19)
Discrete tax item		(0.11)
Total, net of tax	1.01	0.30
Diluted earnings per share adjusted	$ 5.62	$ 6.07	(7)%
(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company’s ability to realize the associated tax benefits.

Excluding the items noted in the table, net earnings declined 12 percent and earnings per share declined 7 percent.

Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. Eastern Daylight Time on July 19, 2017, to discuss the second quarter. The webcast will be hosted by DG Macpherson and Ron Jadin and can be accessed at www.grainger.com/investor. For those unable to participate in the live event, a webcast replay will be available for 90 days at www.grainger.com/investor.

W.W. Grainger, Inc., with 2016 sales of $10 billion, is North America’s leading broad line supplier of maintenance, repair and operating products (MRO), with operations also in Europe, Asia and Latin America.

Visit www.grainger.com/investor to view information about the company, including a history of sales by segment and a podcast regarding 2017 second quarter results. The Grainger website also includes more information through our Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from our expectations include, among others: higher product costs or other expenses; a major loss of customers; loss or disruption of source of supply; increased competitive pricing pressures; failure to develop or implement new technologies; the implementation, timing and success of our strategic pricing initiatives; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising, privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; disruption of information technology or data security systems; general industry or market conditions; general global economic conditions; currency exchange rate fluctuations; market volatility; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; natural and other catastrophes; unanticipated weather conditions; loss of key members of management; our ability to operate, integrate and leverage acquired businesses; changes in credit ratings; changes in effective tax rates and other factors which can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Senior Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	Irene Holman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0809
M: 847-217-8679

Michael Ferreter
Sr. Manager, Investor Relations
O: 847-535-1439
M: 847-271-6357

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$2,615,269	$2,563,668	$5,156,398	$5,070,206
Cost of merchandise sold	1,575,313	1,523,609	3,097,250	2,985,094
Gross profit	1,039,956	1,040,059	2,059,148	2,085,112
Warehousing, marketing and administrative expenses	807,891	734,470	1,531,595	1,462,431
Operating earnings	232,065	305,589	527,553	622,681
Other income (expense):
Interest income	465	162	658	327
Interest expense	(19,905)	(16,806)	(36,884)	(30,531)
Loss from equity method investment	(6,121)	(5,427)	(14,495)	(11,815)
Other non-operating income and (expense)	692	(538)	1,037	(98)
Total other income (expense)	(24,869)	(22,609)	(49,684)	(42,117)
Earnings before income taxes	207,196	282,980	477,869	580,564
Income taxes	100,237	103,535	188,057	209,475
Net earnings	106,959	179,445	289,812	371,089
Net earnings attributable to noncontrolling interest	9,038	6,769	17,147	11,700
Net earnings attributable to W.W. Grainger, Inc.	$97,921	$172,676	$272,665	$359,389
Earnings per share -Basic	$1.68	$2.81	$4.64	$5.81
-Diluted	$1.67	$2.79	$4.61	$5.77
Average number of shares outstanding -Basic	58,013	60,891	58,363	61,279
-Diluted	58,287	61,302	58,741	61,700

Diluted Earnings Per Share
Net earnings as reported	$97,921	$172,676	$272,665	$359,389
Earnings allocated to participating securities	(643)	(1,539)	(2,125)	(3,280)
Net earnings available to common shareholders	$97,278	$171,137	$270,540	$356,109
Weighted average shares adjusted for dilutive securities	58,287	61,302	58,741	61,700
Diluted earnings per share	$1.67	$2.79	$4.61	$5.77

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Sales
United States	$1,999,153	$1,978,542	$3,952,597	$3,944,809
Canada	189,113	194,418	375,254	373,189
Other Businesses	526,560	474,166	1,023,967	919,500
Intersegment sales	(99,557)	(83,458)	(195,420)	(167,292)
Net sales to external customers	$2,615,269	$2,563,668	$5,156,398	$5,070,206

Operating earnings
United States	$312,289	$348,938	$624,759	$680,795
Canada	(27,727)	(27,741)	(44,456)	(40,088)
Other Businesses	(14,222)	29,724	17,285	51,508
Unallocated expense	(38,275)	(45,332)	(70,035)	(69,534)
Operating earnings	$232,065	$305,589	$527,553	$622,681

Company operating margin	8.9%	11.9%	10.2%	12.3%
ROIC* for Company			21.9%	25.0%
ROIC* for United States			40.0%	43.2%
ROIC* for Canada			(16.4)%	(13.5)%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 3-point average for the year). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (3-point average of $66.9 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (3-point average of $381.7 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	June 30, 2017	December 31, 2016
Cash and cash equivalents	$275,065	$274,146
Accounts receivable – net	1,369,626	1,223,096
Inventories	1,397,804	1,406,470
Prepaid expenses and other assets	143,852	116,517
Total current assets	3,186,347	3,020,229
Property, buildings and equipment – net	1,392,196	1,420,891
Deferred income taxes	79,264	64,775
Goodwill	536,580	527,150
Intangibles – net	592,473	586,126
Other assets	75,021	75,136
Total assets	$5,861,881	$5,694,307
Liabilities and Shareholders’ Equity
Short-term debt (1)	$129,066	$386,140
Current maturities of long-term debt	29,232	19,966
Trade accounts payable	692,689	650,092
Accrued compensation and benefits	197,073	212,525
Accrued contributions to employees’ profit sharing plans	48,905	54,948
Accrued expenses	291,225	290,207
Income taxes payable	22,387	15,059
Total current liabilities	1,410,577	1,628,937
Long-term debt (1)	2,267,872	1,840,946
Deferred income taxes and tax uncertainties	135,270	126,101
Employment-related and other non-current liabilities	199,965	192,555
Shareholders' equity (2)	1,848,197	1,905,768
Total liabilities and shareholders’ equity	$5,861,881	$5,694,307

(1)	Long-term debt increased $427 million primarily due to the issuance of $400 million of Senior Notes in May 2017, with proceeds used primarily to repay short-term debt and repurchase stock.
(2)	Common stock outstanding as of June 30, 2017 was 57,690,673 compared with 58,804,314 shares at December 31, 2016, primarily due to share repurchases.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net earnings	$289,812	$371,089
Provision for losses on accounts receivable	12,769	8,282
Deferred income taxes and tax uncertainties	(7,339)	4,565
Depreciation and amortization	128,195	113,496
Net losses (gains) from sales of assets and non-cash charges	12,537	(15,564)
Stock-based compensation	20,030	21,135
Losses from equity method investment	14,495	11,815
Change in operating assets and liabilities – net of business acquisitions:
Accounts receivable	(136,844)	(98,394)
Inventories	29,936	8,733
Prepaid expenses and other assets	(24,232)	(6,143)
Trade accounts payable	36,817	43,338
Other current liabilities	(18,989)	(112,256)
Current income taxes payable	6,360	(1,368)
Accrued employment-related benefits cost	3,655	3,877
Other – net	4,976	(9,512)
Net cash provided by operating activities	372,178	343,093
Cash flows from investing activities:
Additions to property, buildings and equipment	(131,147)	(105,717)
Proceeds from sales of assets	69,758	43,119
Equity method investment	(13,300)	(10,340)
Other – net	(146)	(597)
Net cash used in investing activities	(74,835)	(73,535)
Cash flows from financing activities:
Net (decrease) increase in commercial paper	(269,841)	19,888
Borrowings under lines of credit	30,374	18,501
Payments against lines of credit	(18,036)	(19,306)
Net increase of long-term debt	407,873	263,303
Proceeds from stock options exercised	27,064	26,191
Excess tax benefits from stock-based compensation	—	9,770
Payments for employee taxes withheld from stock awards	(16,719)	(16,704)
Purchase of treasury stock	(313,562)	(412,647)
Cash dividends paid	(151,637)	(147,480)
Net cash used in financing activities	(304,484)	(258,484)
Exchange rate effect on cash and cash equivalents	8,060	14,787
Net change in cash and cash equivalents	919	25,861
Cash and cash equivalents at beginning of year	274,146	290,136
Cash and cash equivalents at end of period	$275,065	$315,997

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as "adjusted" measures, including adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes adjusted operating earnings, adjusted net earnings and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The reconciliations provided below reconcile the non-GAAP financial measures adjusted net earnings, adjusted diluted earnings per share, adjusted operating earnings and adjusted segment operating earnings with GAAP financial measures:

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	%	2017	2016	%
Operating earnings reported	$232,065	$305,589	(24)%	$527,553	$622,681	(15)%
Branch gains (United States)	(13,438)	(15,376)		(22,826)	(15,380)
Restructuring (United States)	13,541	6,024		16,607	22,435
Restructuring (Canada)	20,485	8,055		21,572	11,132
Inventory reserve adjustment (Canada)	—	9,847		—	9,847
Restructuring (Other Businesses)	41,510	—		41,510	—
Restructuring (Unallocated expense)	—	8,947		—	8,947
Subtotal	62,098	17,497		56,863	36,981
Operating earnings adjusted	$294,163	$323,086	(9)%	$584,416	$659,662	(11)%

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	%	2017	2016	%
Segment operating earnings adjusted
United States	312,392	339,586		618,540	687,850
Canada	(7,242)	(9,839)		(22,884)	(19,109)
Other Businesses	27,288	29,724		58,795	51,508
Unallocated expense	(38,275)	(36,385)		(70,035)	(60,587)
Segment operating earnings adjusted	$294,163	$323,086	(9)%	$584,416	$659,662	(11)%

Company operating margin adjusted	11.2%	12.6%		11.3%	13.0%
ROIC* for Company				24.3%	26.5%
ROIC* for United States				39.6%	43.6%
ROIC* for Canada				(8.4)%	(6.3)%

*Adjusted ROIC is calculated as defined on page 8, excluding the items adjusting operating earnings as noted above.

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	%	2017	2016	%
Net earnings reported	$97,921	$172,676	(43)%	$272,665	$359,389	(24)%
Branch gains (United States)	(8,419)	(9,622)		(14,300)	(9,625)
Restructuring (United States)	11,161	3,770		13,081	14,040
Restructuring (Canada)	16,498	5,922		17,301	8,184
Inventory reserve adjustment (Canada)	—	7,240		—	7,240
Restructuring (Other Businesses)	43,969	—		43,969	—
Restructuring (Unallocated expense)	—	5,599		—	5,599
Discrete tax item	—	(7,075)		—	(7,075)
Subtotal	63,209	5,834		60,051	18,363
Net earnings adjusted	$161,130	$178,510	(10)%	$332,716	$377,752	(12)%

Diluted earnings per share reported	$1.67	$2.79	(40)%	$4.61	$5.77	(20)%
Pretax adjustments:
Branch gains (United States)	(0.23)	(0.25)		(0.39)	(0.25)
Restructuring (United States)	0.23	0.10		0.28	0.36
Restructuring (Canada)	0.35	0.13		0.37	0.18
Inventory reserve adjustment (Canada)	—	0.16		—	0.16
Restructuring (Other Businesses)	0.71	—		0.70	—
Restructuring (Unallocated expense)	—	0.15		—	0.15
Total pretax adjustments	1.06	0.29		0.96	0.60
Tax effect (1)	0.01	(0.08)		0.05	(0.19)
Discrete tax item	—	(0.11)		—	(0.11)
Total, net of tax	1.07	0.10		1.01	0.30
Diluted earnings per share adjusted	$2.74	$2.89	(5)%	$5.62	$6.07	(7)%

(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the Company's ability to realize the associated tax benefits.

###